EX-28.p.24

March 2022 NS Partners Ltd is authorized and regulated by the UK Financial Conduct Authority. FRN: 141667. Registered in England and Wales Number 1880176

CODE OF ETHICS

Table of Contents

A. Statement of General Policy	1

B. Individuals Within The Code	1

C. Standards of Business Conduct	2

The First Standard: Place the Interests of the Firm’s Clients First	2

C.1.a Conflicts Of Interest	2

C.1.b Outside Business Activity	3

The Second Standard: Avoid Taking Inappropriate Advantage of Your Position	4

C.2.a Preferential Treatment, Gifts and Entertainment	4

Gifts, entertainment and hospitality	4

Travel and Accommodation	5

Procedure to be followed	5

Political Contributions	6

C.2.b Inside Information	6

C.2.c Procedures to Implement the Policy against Insider Trading	8

Third Standard: Conduct All of Your Personal Securities Transactions in Full Compliance With This Code	9

C.3.a Personal Account Dealing Rules	9

C.3.b Persons to Whom and Circumstances in Which the Rules Apply	11

1 NSP Employees	11

2 Connected Persons	12

3 US Access Persons and Execution-Related Access Persons	12

4 Discretionary Management by Third Parties	12

5 As Trustee, Executor or Administrator	12

6 Participation in Investment Clubs	12

C.3.c Pre-clearance	12

C.3.d Permission to Deal	13

C.3.e Excluded Transactions	13

C.3.f Reporting Procedures	14

Fourth Standard: Comply with Applicable Laws and Regulations	15

D. Administration and Enforcement of the Code	16

D.1 Condition of Employment or Service	16

D.2 Training and Education	16

D.3 Reporting of Violations	16

CODE OF ETHICS

D.4 Record keeping	17

D.5 Enforcement and Exceptions to the Code	17

D.6 Review and Amendments of the Code	17

E. Questions about this Code	17

F. Definitions of Terms Used	17

Appendices	20

Appendix A: Permission for IPO	20

Appendix B: Permission for PPO	22

Appendix C: Outside Business Activity	24

Appendix D: Acknowledgement and Certification	25

Appendix E: Violation Progression Guidelines	26

Appendix F: Guidance On Beneficial Ownership	27

Appendix G: NSP gifts and entertainment form	29

Gift Form	29

Appendix H: PA dealing matrix	30

Appendix I: 407 Letter	31

Appendix J: Hargreaves Lansdown Authorisation	31

Please note: terms in this Code may be capitalized to signal the specific meaning described herein and in Section F.

CODE OF ETHICS

A.	Statement of General Policy

As participants in the investment industry, NS Partners Ltd (“NSP”) owe Clients an undivided duty of loyalty and to meet the highest standards of behaviour. Our Clients entrust us with their financial well-being and expect us to always act in their best interest. This confidence is vital. Therefore, we commit to not only living up to the letter of the laws which govern our business, but also to foster an environment of openness, honesty, integrity and professionalism by conducting our business on a set of shared values and principles of trust.

This fiduciary duty is fundamental in a highly regulated industry governed by federal, state and foreign laws, rules and regulations which, if not observed, can subject NSP, its associates and employees to sanctions. To uphold this responsibility, at a minimum, you must at all times:

1.	Place the interest of NSP’s Clients first.

2.	Avoid taking inappropriate advantage of your position.

3.	Conduct all of your personal securities transactions in full compliance with this Code of Ethics (the “Code”).

4.	Understand and comply with applicable federal, state, and foreign laws and regulations and act with the highest standard of skill, care and diligence.

These general principles govern all conduct, whether or not the conduct also is covered by more specific standards and procedures below. This Code is designed to meet certain requirements under the Investment Advisers Act of 1940 (the “Advisers Act”), and the Investment Company Act of 1940 (the “1940 Act”), each as amended and the rules and guidance laid down by the FCA regulatory body. It does not purport to comprehensively cover all types of conduct or transactions which may be prohibited or regulated by laws and regulations applicable to NSP and persons connected with NSP.

Individuals covered by this Code may also be covered by other regulations, codes or related policies. It is the responsibility of every employee and Associated Person (as defined in Section B) to read, understand and at all times act within (i) this Code (ii) other applicable policies and procedures of NSP or any of its affiliates and (iii) applicable state, federal and foreign laws and regulations.

In addition, you must comply with the applicable policies and procedures set forth in the NSP’s Compliance, Policies & Procedures Manual and NSP SEC Compliance and Procedures. These is Manuals can be found on NSIM G Drive under G:\NSIM\Compliance\Compliance Manuals & Code of Ethics. Some of the policies incorporated in these Manuals have been linked to this Code. Questions regarding competing or conflicting provisions should be addressed to the Compliance and Legal Team.

B.	Individuals Within The Code

To educate our personnel, protect our reputation, and ensure that our tradition of integrity remains a standard by which we conduct business, NSP has adopted this Code. It applies to each employee of NSP, including all of its partners, and establishes standards of conduct which we expect each individual to fully understand and agree to adopt. It is the responsibility of each employee, partner and Associated Person to understand the various applicable laws and conduct themselves and their affairs, including personal security transactions, in a manner that upholds NSP’s fiduciary duty to Clients. Parts of the Code apply, not only to you as an employee, but also to close relatives, spouses, partners and others whose affairs where you could have a beneficial interest. Based upon your activities and role within NSP, you will be placed in one or more of the following categories. Provisions of the Code may apply to more than one category. The Compliance and Legal Team will notify you which categories apply:

1.

“Access Person(s)” means (i) any partner, director, trustee or officer of NSP; (ii) any employee of NSP or an Associated Person who, in connection with his/her regular functions or duties, makes, participates in, or has access to non-public information regarding the holdings of any relevant fund or account for which NSP serves as an adviser or non-public information regarding the purchase or sale of Covered Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales or has access to such recommendations that are non-public; and (iii) any natural person in a control relationship to NSP who obtains information concerning recommendations made to the Clients with regard to the purchase or sale of Covered Securities by a Client

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2.

“Investment Personnel” means any employee of the Adviser (or any company in a control relationship to the Adviser) or any Associated Person, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client. Investment Personnel also includes any natural person who (a) controls the Adviser and (b) obtains information concerning recommendations made to Clients regarding the purchase or sale of securities by Clients.

C.	Standards of Business Conduct

Our commitment to fostering an environment of openness, honesty, integrity, and professionalism is reflected first in the fundamental standards that guide our business conduct. It is essential that each Supervised and Associated Person understand and apply these standards in every activity.

The First Standard: Place the Interests of the Firm’s Clients First

Generally: As a fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of our Clients. You may not cause a Client to take action, or not to take action, for your personal benefit rather than the benefit of the Client. For example, you would violate this Code if you caused a Client to purchase a security you owned for the purpose of increasing the price of that security.

The following policies and procedures are in place to support this standard:

C.1.a	Conflicts Of Interest

Our Clients expect that we will uphold our affirmative duties of care, loyalty, honesty, and good faith to act in their best interests. Compliance with these duties will first be achieved by attempting to avoid any conflict or potential conflict of interest, then by fully disclosing all material facts concerning any conflict that does arise with respect to any Client. All Clients must be treated fairly and the interests of one client must not be placed above the interest of another. At a minimum this means:

All staff are prohibited from:

1.	Failing to timely recommend a suitable security to, or purchase or sell a suitable security for, a Client in order to avoid an actual or apparent conflict with a personal transaction in a security.

2.

Using knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions are also addressed in Section C.3 below.

3.

Negotiating or making decisions regarding NSP’s business with any companies in which the Relevant Person has an investment or other personal interest without first seeking approval from the Compliance and Legal Team.

4.

Acquiring, directly or indirectly, any Beneficial Interest in any Initial Public Offering or Limited Offering with respect to any security without first obtaining approval of the Chief Compliance Officer (CCO). Persons wishing to obtain such permission must first provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the person’s activities on behalf of our Clients). Permission will not be granted without first concluding, after consultation with other Investment Personnel of the Firm (who have no personal interest in the issuer involved in the IPO), that there is no foreseeable interest in purchasing such security on behalf of our Clients. Records of such approvals and the reasons supporting those decisions must be kept as required in Section C.3. The forms for submitting requests to participate in an Initial Public Offering or Limited Offering are attached as Appendices A and B, respectively.

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All staff will:

1.

Once they are aware of any personal interest that is or might be in conflict with the interest of a Client, disclose the situation or transaction and the nature of the conflict to the Compliance and Legal Team for appropriate consideration and obtain written approval from the Compliance and Legal Team before taking action. Conflicts of Interest are subject to the Quarterly Disclosure in Sungard PTA

2.

Without limiting the foregoing, Investment Personnel who are planning to invest in or make a recommendation to invest in a security for a Client, and who have a material interest in the security or a related security, must first disclose such interest to the CCO. The CCO shall conduct an independent review of the recommendation to purchase the security for Clients and shall forward written evidence of such review to the Compliance and Legal Team. Investment Personnel who disclose such an interest to the CCO are exempt from a violation under Section C.1.a (i) of this Code.

C.1.b	Outside Business Activity

All staff are required to promptly notify the CCO, and to record within the SunGard PTA system, all outside business activity resulting in or potentially resulting in additional compensation arrangements, including monetary or other benefits that are or have the potential to be a conflict of interest. Any staff, who have a Canadian Securities Registration must additionally record any volunteer / not for profit activity within the SunGard PTA system once approval has been given by the CCO. This includes any volunteer activity where you are in a position of power or influence, regardless of whether you are compensated for the activity.

No member of staff shall accept a position as an officer or employee or receive any compensation as a result of any business activity (other than a passive investment), outside the scope of his relationship with NSP, unless such person has received prior written approval from the CCO. Supervised Persons may seek approval of and disclose outside business activities within the SunGard PTA system under the declaration as outlined in Appendix C.

Staff are prohibited from being independently registered as an investment adviser or being associated with an unaffiliated investment adviser as a director, officer, employee or Registered Representative without prior written approval from the CCO.

Service as a Director. Investment Personnel are prohibited from serving on the boards of directors of for-profit corporations, business trusts or similar business entities (other than NSP’s affiliates), whether or not their securities are publicly traded, without prior authorization by the CCO. Any such authorization will be based upon a determination that the board service would be consistent with the interests of NSP’s Clients and that adequate procedures exist to ensure isolation from those making investment decisions.

Staff must report to the Compliance and Legal Team any service on the boards of directors of for-profit corporations, business trusts or similar entities (other than NSP affiliates), whether or not their securities are publicly traded.

Non–Profit Activities. The Firm encourages its employees to become involved in community programs, civic affairs, and other non-profit activities. However, employees should not permit such activities to affect the performance of their job responsibilities. If there is any possibility that the non–profit organization will issue or sell securities or affect the assets of any Client, the member of staff must receive written approval of the CCO before accepting the position.

Participation in Investment Clubs. Access Persons (including with respect to assets that are beneficially owned by the Access Person) may participate in private investment clubs or other similar groups only upon advance written approval from the CCO.

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The Second Standard: Avoid Taking Inappropriate Advantage of Your Position

Generally: The receipt of investment opportunities, gifts or gratuities from persons seeking business with NSP directly, or on behalf of a Client, could call into question the independence of your business judgment. In addition, any activity that creates even the suspicion of misuse of material, non-public information by NSP or its employees, which gives rise or appears to give rise to any breach of fiduciary duty owed to Clients, or which creates any actual, potential or perceived conflict of interest between Clients and NSP or any of its employees must be avoided and is prohibited.

The following policies and procedures are in place to support this standard:

C.2.a	Preferential Treatment, Gifts and Entertainment

NSP does not actively encourage the giving and receiving of business-related gifts and hospitality. This is to avoid potential conflicts of interest or bias in trading with outside suppliers and external relationships.

It must not be a condition of any business or trade that you give or receive a gift.

A director or member of staff must not accept any gift which is of sufficient value to conflict with his/her duties.

A director or member of staff must not give any gift which is of sufficient value to conflict with the duties of the recipient.

This section sets out the NSP policy and procedure on gifts and entertainment (including hospitality) received or given by members of staff.

Definitions

Gifts:	Physical items of known monetary value or to which a reasonable estimate can be made. Gifts received include, for example, Christmas hampers, wine, or other items that may be given including promotional items bearing the NSP name such as golf balls, diaries, umbrellas etc. Items with a known or estimated value of less than £100 do not need to be declared.

Entertainment:	An invitation or tickets to an event, (sporting, cultural or interactive) which may or may not include hospitality.

Hospitality:	Sponsored events/lunches, dinners or other subsistence provided to NSP or by NSP.

Key Features of Policy

•	Regulatory requirements on inducements are strict

•	Applies to gifts/entertainment and hospitality received and given

•	Declaration forms should be completed (wherever possible) before acceptance.

Gifts, entertainment and hospitality

NSP must ensure that employees neither give nor receive any inducement that is likely to cause, or be perceived to cause, a conflict with any duties the recipient of the gift or entertainment owes to NSP Customers.

NSP authorizes business entertainment and hospitality of current and prospective clients/business contacts and their authorized guests as long as it is appropriate and neither so frequent nor so extensive or lavish as to raise questions of impropriety. All such entertainment and hospitality is subject to Expense Reporting.

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As long as an NSP employee is present at the entertainment or hospitality event with the current or prospective client/business contact, the event is not deemed to be a gift and will not be subject to the above gift giving policies. Therefore, if an employee is unable to attend, he/she must have someone from NSP attend in their place if they wish for it to be considered as entertainment or hospitality and not as a gift.

Records are required by the regulators and any failure to declare gifts will be viewed seriously by NSP with the possibility of disciplinary action being taken against the individuals concerned.

The following factors should be considered when deciding whether the gift, entertainment or hospitality is excessive:

•	Is the gift/entertainment/hospitality of a high value relative to the relationship with the specific recipient

•	The nature and size of the other gifts/entertainment received by the same person

•	Whether the recipient is in a position to make decisions that could be seen to have been influenced by receipt of the gift/entertainment

•	Whether the entertainment could result in negative publicity, cause offence or shameful disgrace.

A useful guide is whether the staff member would feel embarrassed or compromised were knowledge of the gift or entertainment to become public.

Failure to maintain adequate records due to carelessness may lead to disciplinary action. Failure to maintain adequate records in an attempt to conceal from or mislead NSP as to the nature of the gifts or entertainment given or received will lead to disciplinary action.

If any director or member of staff has any doubts as to the propriety of receiving or giving a gift or entertainment then they should contact the Compliance Team who can provide further advice.

Travel and Accommodation

NSP generally may not pay for commercial travel to or from out-of-town events, including airfare, upgrades, car rentals, train transportation or the like for clients/business contacts or their guests. NSP may pay for ground transportation for NSP clients/business contacts and their guests at an out-of-town event destination.

NSP or employees may not pay for lodging expenses of clients/business contacts and their spouses/companions (including hotel upgrades and house rentals) unless such offsite or out of town event incorporates a substantive business meeting or presentation.

NSP and its employees may pay for food and beverages for clients/business contacts and their guests as long as an NSP employee is present for the meal or event. For example, NSP may pay for the dinner of the spouse of a client/business contact as long as the client/business contact and the NSP employee are at the same dinner.

NSP authorizes business entertainment and hospitality of current and prospective clients/business contacts and their authorized guests as long as it is appropriate and neither so frequent, nor so extensive or lavish as to raise questions of impropriety. All such entertainment and hospitality is subject to Expense Reporting.

Procedure to be followed

a)

Where an individual receives or gives any physical item (including tickets to sporting and cultural events) that exceeds £100, receipt of these items should be recorded on the Central Gifts Register as soon as reasonably practicable.

b)

Anyone receiving gifts or entertainment totalling more than £200 face value from any one source in any twelve-month period, must obtain approval from the Compliance Team for each gift or entertainment over the threshold prior to acceptance. It is the employee’s responsibility to monitor the aggregate value of such gifts or entertainment received.

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c)	All eligible gifts should be declared to the Compliance Team by completion of a Gifts and Entertainment Form (Appendix G)

d)	and are subject to the Quarterly Disclosure in Sungard PTA.

The details that should be recorded are:

•	The recipient’s name, date and signature

•	The nature and value of the gift/entertainment/hospitality

•	The name of the donor and the relationship with NSP (e.g. broker, IT supplier, institutional client)

•	Sign off by a member of the Compliance Team.

e)

Where the gift/entertainment/hospitality that exceeds or is likely to exceed £200 in value, then you should seek the advice of the Compliance Team prior to accepting the gift or entertainment. The Compliance Team will determine whether the gift/entertainment is acceptable with regard to the circumstances.

f)

No director or member of staff may accept cash from any business contact. There are no exceptions to this requirement. Where a contact wishes to thank a member of staff for assistance given (e.g. participation in a survey), then a donation to charity should be suggested.

g)

Any failure to report gifts received by the employee to the Compliance Team in accordance with this policy will be considered a violation of the NSP Code of Ethics. The Compliance Team will maintain a Central Gifts Register, which summarizes a list of all such gifts received by employees.

Political Contributions

The SEC’s Pay-to-Play arrangements prohibit an investment adviser from providing advisory services for compensation for two years, if the advisor or certain of its executives or employees make a political contribution to an elected official of a state or political subdivision of a state who is in a position to influence the selection of an advisor, soliciting or coordinating campaign contributions from others for an elected official who is in a position to influence the selection of the adviser, or paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser, broker-dealer or municipal advisor subject to similar pay to play restrictions.

All Employees, Officers and Directors must notify to the CCLFG Legal and Compliance team prior to making any contributions to any candidate for office in a U.S. state or local government unit or any foreign country and provide any information requested. Each new Employee must report all contributions to any official or candidate for office in a U.S. state or local government unit or any foreign country made in the two years prior to his or her hire date. Annually, each employee must report to the Legal and Compliance team via an annual certification, within Sungard PTA, any contribution to officials of any state or political subdivision of a state.

C.2.b	Inside Information

Canadian, U.S. and U.K. securities laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material, non-public” information when trading or recommending securities. In addition, Regulation Fair Disclosure (Reg FD) issued by the SEC prohibits certain selective disclosure to analysts.

The law concerning insider trading generally prohibits:

(i)	trading by an insider, while aware of material, non-public information; or

(ii)	trading by a non-insider, while aware of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

(iii)	communicating material, non-public information to others in breach of a duty of trust or confidence.

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Material and Non–Public Information. Trading on inside information is not a basis for liability unless the information is deemed to be material and non-public. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Information provided by a company could be material because of its expected effect on a particular class of the company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of material information reaches all types of securities (whether stock or other equity interests, corporate debt, commodities, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call, or index security).

In order for issues concerning insider trading to arise, information must not only be “material”, it must also be “non-public”. “Non-public information” is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an “insider” is also deemed non-public information.

At such time as material, non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for non-public information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

To show that material information is public, you should be able to point to some fact verifying that the information has become generally available, for example, disclosure in a national business and financial wire service (Bloomberg or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal, The New York Times, or Financial Times), or a publicly disseminated disclosure document (i.e., a proxy statement or prospectus). The circulation of rumours or “talk on the street”, even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure.

Material, non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favoured group of analysts retains its status as non-public information which must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed non-public and may not be misused.

Information Provided in Confidence. It is possible that a member of staff may become temporary “insiders” because of a duty of trust or confidence. A duty of trust or confidence can arise: (1) whenever a person agrees to maintain information in confidence; (2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material, non-public information expects that the recipient will maintain its confidentiality; or (3) whenever a person receives or obtains material, non-public information from certain close family members such as spouses, parents, children and siblings. For example, personnel at NSP may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by an Adviser, discloses material, non-public information to the Adviser’s portfolio managers or analysts with the expectation that the information will remain confidential.

As an “insider”, the Adviser has a duty not to breach the trust of the party that has communicated the material non-public information by misusing that information. This duty may arise because an Adviser has entered or has been invited to enter into a commercial relationship with the company, Client or prospective Client and has been given access to confidential information solely for the corporate purposes of that company, Client or prospective Client. This duty remains whether or not the Adviser ultimately participates in the transaction.

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Information Disclosed in Breach of a Duty. Investment Personnel must be especially wary of material, non-public information disclosed in breach of a corporate insider’s duty of trust or confidence that he or she owes the corporation and shareholders. Even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. Whether the disclosure is an improper “tip” that renders the recipient a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite “personal benefit” may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a “quid pro quo” from the recipient or the recipient’s employer by a gift of the inside information.

A person may, depending on the circumstances, also become an insider or tippee when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and tips from insiders or other third parties.

Under no circumstances may you transmit such information to any other person except NSP personnel who are required to be kept informed on the subject. Inside information obtained by any member of staff from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Staff shall not act upon or disclose material, non-public or insider information except as may be necessary for legitimate business purposes on behalf of a Client or the Firm as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Compliance and Legal Team.

Examples: Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information and other material, non-public information that could affect the price of a security.

Client account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

Procedure: Given the potentially severe regulatory, civil and criminal sanctions to which NSP and its personnel could be subject, a member of staff who is uncertain as to whether the information he or she possesses is material non-public information should immediately take the following steps:

(i)	Report the matter immediately to either the CCO or the General Counsel (“GC”) in Canada

(ii)	Do not purchase or sell the securities of the company in question on behalf of yourself or others, including investment companies or private accounts managed by an Adviser; and

(iii)	Do not communicate the information inside or outside NSP, other than to the respective CCO or GC.

After the respective CCO or GC have reviewed the issue, you will either be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

Consequences: Penalties for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to a range of penalties even if he or she does not personally benefit from the violation. Penalties include: criminal prosecution (including jail sentences), civil injunctions, disgorgement of profits, fines for the person who committed the violation, and fines for the employer or other controlling person.

In addition, any violation of this policy statement can be expected to result in serious sanctions by NSP, up to and including dismissal of the persons involved.

C.2.c	Procedures to Implement the Policy against Insider Trading

The following procedures have been established to aid staff in avoiding insider trading, and to aid the Adviser in preventing, detecting and imposing sanctions against insider trading. Every member of staff must follow these procedures or risk serious sanctions, including fines, dismissal, substantial personal liability and criminal penalties.

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1.

No employee, officer, director or trustee of NSP who is aware of material, non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material, non-public information.

2.

No employee, officer, director or trustee of NSP shall engage in securities placed on the Embargoed Securities List. Embargoed Securities are securities in which an NSP employee becomes aware of being in possession of material, non-public information. Embargoed Securities are restricted from trading by both NSP clients and employees. No employee shall engage in a personal securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth under the Third Standard (below).

3.	Employees shall submit reports concerning each securities transaction and verify their personal ownership of securities in accordance with the procedures set forth in this Code.

4.

Because even inadvertent disclosure of material, non-public information to others can lead to significant legal difficulties, staff should not discuss any potentially material, non-public information concerning NSP or other companies with anyone, including other officers, employees and directors, except as specifically required in the performance of their duties.

An employee must not deal in an investment at any time when he/she knows, or would reasonably be expected to know, that this would contravene the insider dealing provisions contained in Part V of the Criminal Justice Act 1993 or Rules 10b-5, 10b5-1 and 10b5-2of the Securities Exchange Act of 1934 (a summary of the insider dealing provisions is provided in Schedule 1 of the Rules).

The Compliance Team will then decide whether an embargo is necessary or not. If it is necessary, then the stock and any related securities will be placed on the Embargoed Stock List and both staff and clients will be restrained from dealing in that stock.

Any of the following will constitute “trading” and are prohibited if you are in possession of inside information:

•	Any sale or purchase of shares

•	Any agreement to sell or purchase shares; or

•	The grant, acceptance, acquisition, disposal, exercise or discharge of any option or other right or obligation to acquire or dispose of shares or any interest in shares.

The immediate consequences of insider trading are that the person involved breaks the law and is at risk of criminal prosecution, and also civil proceeding for recovery of unlawful profits and compensation.

Insider trading is also a serious breach of conditions of employment within NSP and will lead to immediate dismissal. The criminal penalties for insider trading include both a fine and a jail sentence.

If you are ever unsure or unclear about any activity that may contravene the Company’s Code of Ethics rules, you are advised to consult a member of the Compliance Team.

Ultimately, the Company’s continued authorisation to conduct investment business is conditional on the company being adjudged fit and proper to do so. Observance of the Code will contribute to ensuring that this remains the case.

Third Standard: Conduct All of Your Personal Securities Transactions in Full Compliance With This Code

C.3.a	Personal Account Dealing Rules

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Introduction:

In order to comply with FCA rules concerning personal account dealing, as well as the rules of overseas regulators who have jurisdiction over other aspects of NSP’s business, all employees are required to comply with the NSP Personal Account Dealing Rules (the Rules).You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. For example, you would violate this Code if you made a personal investment in a security that might be an appropriate investment for a Client without first considering the security as an investment for the Client.

1.1	Conduct of Business 11.7.1 states that a firm that conducts designated investment business must:

establish, implement and maintain adequate arrangements aimed at preventing the following activities in the case of any relevant person who is involved in activities that may give rise to a conflict of interest, or who has access to inside information as defined in the Market Abuse Regulation or to other confidential information relating to clients or transactions with or for clients by virtue of an activity carried out by him on behalf of the firm:

(a)	Entering into a personal transaction which meets at least one of the following criteria:

(a)	That person is prohibited from entering into it under the Market Abuse Regulation;

(b)	It involves the misuse or improper disclosure of that confidential information;

(c)	It conflicts or is likely to conflict with an obligation of NSP to a customer under the regulatory system or any other obligation of NSP under MiFID or the UCITS Directive;

(b)

Advising or procuring, other than in the proper course of his employment or contract for services, any other person to enter into a transaction in designated investments which, if a personal transaction of the relevant person, would be covered by (1) or a relevant provision;

(c)

Disclosing, other than in the normal course of his employment or contract for services, any information or opinion to any other person if the relevant person knows, or reasonably ought to know, that as a result of that disclosure that other person will or would be likely to take either of the following steps:

(i)	To enter into a transaction in designated investments which, if a personal transaction of the relevant person, would be covered by (1) or a relevant provision;

(ii)	To advise or procure another person to enter into such a transaction.

1.2

In addition to the requirements of the FCA, appropriate staff dealing rules should be in place as a matter of best industry practice to assure the clients of NSP that their interests are fully safeguarded. NSP expects all employees to act with integrity and honesty at all times.

1.3	The Rules apply to all dealings in scope as per the PA Dealing Matrix (see Appendix H) by or on behalf of NSP employees and connected persons.

1.4

The NSP CCO, Anna Kirk, should be consulted as to the applicability of the Rules to particular circumstances. Doubt as to such applicability is not a good cause to fail either to sign the Undertaking to comply with the Rules or to comply with them.

1.5	Personal Account Dealing is a privilege that is granted to NSP Employees. It may, where deemed necessary, be suspended due to non-compliance with Personal Account Dealing Procedures.

2	The following policies and procedures are in place to support this standard:

2.1

Staff shall not sell to, or purchase from, a Client any security or other property (except merchandise in the ordinary course of business), in which such person has or would acquire a beneficial interest.

2.2

Staff shall not discuss with or otherwise inform others of any actual or contemplated security transaction by a Client except in the performance of employment duties or in an official capacity and then only for the benefit of a Client, and in no event for personal benefit or for the benefit of others.

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2.3

Staff shall not release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in Client investments, proposed or in process, except (i) upon the completion of such changes, (ii) when the disclosure results from the publication of a prospectus, (iii) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders or Clients are entitled by reason of provisions of the declaration of trust, by-laws, rules and regulations, contracts or similar documents governing the operations of the Client.

2.4

Staff shall not use knowledge of portfolio transactions made or contemplated for Clients to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by a Fund or other Client.

2.5

Directors and staff and their connected parties are prohibited from dealing personally in any security in which they are carrying out a transaction on behalf of a client or are likely to do so in the near future.

2.6

No member of staff shall knowingly take advantage of a corporate opportunity of a Client for personal benefit, or take action inconsistent with such staff member’s obligations to a Client. All personal securities transactions must be consistent with this Code and must avoid any actual or potential conflict of interest or any abuse of any Person’s position of trust and responsibility.

2.7	Any transaction in a Covered Security in anticipation of a Client’s transaction (“front running”) is prohibited.

2.8

No member of staff shall purchase or sell any Covered Security which such person knows that NS Partners Ltd either is purchasing or selling, or is considering for purchase or sale, for a Client until either a Client’s transactions have been completed or consideration of such transaction is abandoned.

2.9

When anything in this Section C.3.a prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

2.10

In general, PA trades should be conducted with a longer term investment aim, not be sold for a profit within 30 days and trading frequency should not be excessive, subject to reasonable accommodation of personal circumstances and the nature of the security’.

2.11	Directors and staff and their connected parties may not deal in an investment at any time if they are in possession of unpublished price sensitive information.

2.12	Directors and staff and their connected parties acknowledge that it is unlawful in respect of personal transactions in securities that are held or to be acquired by clients to:

employ any device, scheme, or artifice to defraud clients; make any untrue statement of a material fact to any client; or to omit to state a material fact necessary in order to make the statements made to any client not misleading, in light of the circumstances under which they are made; engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or engage in any manipulative practice with respect to a client.

C.3.b	Persons to Whom and Circumstances in Which the Rules Apply

1	NSP Employees

A person including a connected person (see 3.2 below), to whom the rules apply, is referred to in the Rules as a “NSP Employee”. The Rules governing dealing in investments apply to:

•	All employees, including those on garden leave

•	Executive directors of NSP (excluding non UK resident Directors who do not qualify as Access Persons)

•	Individual Partners of NS Partners UK LLP

•	Secondees

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2	Connected Persons

The Rules also apply to dealings by anyone connected with an employee (a connected person). A person is connected for the purpose of these rules if by reason of a domestic, business or other relationship (other than one which arises because that person is a client of NSP) an NSP Employee has influence over that person’s judgment as to how to invest his property or exercise any rights attached to his investments. Connected persons include:

•	Employees’ spouses and partners

•	Infant children

•	Individuals, including parents, who may be living with you and/or you have a degree of influence over their investment decisions

•	Investment clubs of which you are a member

•	A person in respect of whom the relevant person has a direct or indirect material interest in the outcome of the trade, other than obtaining a fee or commission for the execution of the trade.

If there is any doubt as to whether a person is a connected person, the CCO should be consulted.

3	US Access Persons and Execution-Related Access Persons

The Rules also apply to US Access and Execution-Related Access Persons in full, with additional rules on annual and quarterly certifications set out in the Code of Ethics.

Any queries concerning personal account dealing of Access or Execution-Related Access Persons should be directed to the CCO.

4	Discretionary Management by Third Parties

The Rules do not apply to transactions carried out on behalf of an NSP Employee by a fund manager or other person acting under a discretionary management agreement where there is no prior communication in connection with the transaction between the portfolio manager and the relevant person and over which the access person has no direct or indirect influence or control. Please reference the PA Dealing Matrix (Appendix H)

5	As Trustee, Executor or Administrator

An NSP Employee who is a trustee, executor or administrator must also comply with the provisions of the code:

6	Participation in Investment Clubs

Access Persons (including with respect to assets that are beneficially owned by the Access Person) may participate in private investment clubs or other similar groups only upon advance written approval from the CCO.

C.3.c	Pre-clearance

Examples of securities or investments that require pre-clearance as part of the Personal Account Dealing rules are as follows:

•	stocks and shares (including preference shares, IPOs and demutualisation’s)

•	investment trusts

•	transactions in a stocks and shares ISA

•	futures and options

•	corporate bonds or debentures

•	warrants

•	spread-betting involving securities

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1.

No member of staff may buy or sell any Covered Security (other than shares of a Fund) for an account in which he has a Beneficial Interest, without having first obtained specific permission to deal as described in Section C.3.c.

2.

No member of staff may transact in an Initial Public Offering (“IPO”), Private Placement or Limited Offering without first obtaining approval from NSP’s CCO. See Appendix A or Appendix B for the appropriate Approval Request Form to be completed.

C.3.d	Permission to Deal

All personal dealings must be pre-approved by the CCO or delegate.

1.

No member of staff may buy or sell any Covered Security for an account beneficially owned by him without having first obtained specific permission from either the Chief Compliance Officer or their delegate. In order to gain permission to trade the trade should be entered into the SunGard PTA dealing system under Pre-clearance. The CCO or delegate will review the trade and where appropriate, check with the relevant regional fund manager whether any trading is anticipated on a particular security. If no trading is anticipated the CCO or delegate will approve the PA trade within SunGard PTA. In the event that SunGard PTA is not accessible, requests for pre-clearance and approval by email is permitted. All such correspondence must be forwarded to the Compliance Team in order that both the pre-clearance request and approval may be reflected in SunGard retrospectively. After receipt of approval, the transaction may be affected through an external broker.

2.

No member of staff shall directly or indirectly acquire a beneficial interest in securities through a Limited Offering or in an Initial Public Offering without obtaining the prior consent of the CCO or their delegate. Consideration will be given to whether or not the opportunity should be reserved for any Client. The forms for submitting requests to acquire a beneficial interest in an IPO or a Limited Offering are attached as Appendices A and B, respectively.

3.	Approval Period - Transaction orders must be placed and executed by the close of business on the day after permission is granted. If this period has expired the trade request has to be re-applied for.

4.

Front running test. No PA trading is permitted on the same day as any trades are being executed for NSP. After that period you are allowed to execute a personal trade in a covered security. No PA trading is permitted if the regional manager advises that the security is under consideration for trading.

5.	Embargoed List Test - the trade request to be compared to all entries on the Embargoed Securities List for NSP. Embargoed securities are restricted from trading for NSP clients and employees.

C.3.e	Excluded Transactions

The trading restrictions and preclearance requirements under this Section C.3 do not apply to the following types of transactions:

1.

Transactions effected for, and Covered Securities or Fund Shares held in, any account over which the Person has no direct or indirect influence or control, including personal transactions effected under a discretionary portfolio management service where there is no prior communication in connection with the transaction between the portfolio manager and the relevant person or other person for whose account the transaction is executed.

2.	Non-volitional purchases and sales, limited to dividend reinvestment programs, mandatory corporate actions and calls or redemption of securities.

3.	The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

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4.

Transactions in options, futures or securities based on a broad-based securities index such as the S&P 500 Index, S&P 400 Mid Cap Index, S&P 100 Index, FTSE Index, Nikkei 225 Index, and NASDAQ 100 (e.g., “QQQs”) are not subject to the preclearance requirements of Section C.3.b or c.

5.

Transactions in securities issued or guaranteed by either the UK or the US Government or its agencies or instrumentalities; securities issued by other sovereign governments; bankers’ acceptances; US bank certificates of deposit; commercial paper; money market instruments, other high quality short term debt instruments and transactions in unaffiliated mutual funds not managed by the Adviser.

6.

Transactions that have a value of less than $500 (£400 for non-U.S. employees) However, if the CCO, or his delegate, in their discretion notice an abuse of this exclusion by an employee (i.e. multiple trades of less than $500 / £400 for non-U.S. employees) of the same security within a short period of time), the employee will be notified and may be subject to a violation of the Code.

7.	Transactions in debt obligations of a state or local government entity (e.g. municipal bonds).

8.

Personal transactions in units or shares in collective undertakings or AIFs that comply with the conditions necessary to enjoy the rights conferred by the UCITS Directive or are subject to supervision under the law of an EEA State which requires an equivalent level of risk spreading in their assets, other than those funds where NSP acts as manager or investment adviser.

9.	Exchange Traded Funds (ETFs) – ETFs are mutual funds, units or shares of which are listed and traded on major stock exchanges

10.	Physical commodities or securities relating to those commodities

11.	Personal transactions in life policies

12.

Household Exemptions. An NSP Employee may submit an Exemption Form to allow for the personal account dealings of a connected person to be exempt from pre-clearance or reporting if the employee has no knowledge of influence on the trading activity of the connected person. Provision of inaccurate disclosure in this respect will be considered a breach of the Code of Conduct.

C.3.f	Reporting Procedures

Access Persons will provide a complete report of their personal security transactions and holdings to the NSP’s CCO in the reports set forth below. Reports may either be required through electronic download from brokers who have been authorised to provide data directly to NSP, via email or in paper format.

Brokerage Accounts. Before effecting personal transactions through an external broker, each member of staff must (i) inform the brokerage firm of his affiliation with NSP; (ii) make arrangements for copies of confirmations and holdings statements to be sent to the Compliance and Legal Team promptly after each transaction, either in electronic format, via email or in paper format Staff may submit PDF’s of their online contract notes if their brokers are unable to provide duplicates.

Initial Holdings Report. Each Access Person must provide a report which includes the following information within ten (10) calendar days of becoming an Access Person:

•

The title and type of security, as applicable the exchange ticker symbol or other security identifier as may be available, the number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the Person became an Access Person;

•

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

•	The date that the report is submitted by the Access Person.

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The information contained in the Initial Holdings Report shall be current as of a date not more than forty-five (45) days prior to the individual becoming an Access Person.

Broker confirmation of all trade executions:

A copy of all broker confirms must be supplied to the Compliance and Legal team directly by the broker, either in electronic format, via email or in paper format. In the event that a broker does not provide copies of any trade confirmation, the Access Person is responsible for provision of a copy. All broker confirms are forwarded to the SunGard PTA Administration team within CC&L, who match all broker confirms to Pre-clearances within the SunGard PTA system. The broker confirms should include:

•

The date of the transaction, the title, as applicable the exchange ticker Symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security or Fund Shares involved;

•	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•	The price of the Covered Security or Fund Shares at which the transaction was effective;

The name of the broker, dealer or bank with or through which the transaction was effected;

•	On matching, the relevant holding is updated within the system.

•

Any pre-clearance authorisations which remain unmatched for more than 30 days are referred to the Access Person, who must then either provide the relevant broker confirmation or request that the pre-clearance request is notated as having not been actioned.

•

Should a broker confirm be received for a trade for which pre-clearance was not obtained, the matter will be referred to the CCO for investigation. The CCO will establish whether the trade represents a conflict of interest and / or is of a material size. If the CCO concludes that the trade should be unwound, the Access Person will be instructed to do so and will bear all expenses in relation to both trading costs and capital losses. Should the trade reversal result in a profit and subject to the materiality of that profit, the CCO may direct that the profit is donated to charity.

•	Breaches of the PA dealing rules are reported to the Board at the next Quarterly meeting.

Quarterly Transaction Reports. Not later than thirty (30) calendar days following the end of a calendar quarter, each Access Person must provide on line certification of their transactions in the SunGard PTA system, which will incorporate all transactions in the quarter in a Covered Security.

Any discrepancies in the SunGard records should be advised to the Compliance team and resolved before the PTA declaration is complete. NSP should expect to receive all trade confirmations shortly after trade and no later than thirty (30) days after the close of the calendar quarter in which the transaction takes place.

Annual Holdings Report. Each Access Person shall provide an online certification via the SunGard PTA system of the information required in the paragraph titled “Initial Holdings Report” (above) annually within thirty (30) calendar days of the end of each calendar year. The information shall be current as of a date no more than forty-five (45) calendar days before the report is submitted.

Review of Personal Security Reports. The Compliance and Legal Team shall be responsible for identifying Access Persons, notifying them of their obligations under this Code and reviewing reports submitted under Section C.3.f via the SunGard PTA system. The CCO or his designated Reviewer will review quarterly that the reports listed in Section C.3.f have been completed and the necessary declaration received from the individual. No Reviewer shall be permitted to evaluate his/her own reports.

Fourth Standard: Comply with Applicable Laws and Regulations.

Generally: The standards that guide NSP and our industry cannot be upheld without a knowledge of the applicable rules and regulations in place to protect and guide. While the standards and supporting policies and procedures outlined in this document will help guide you, it is the responsibility of each Supervised Person and Associated Person to know and comply with applicable state, federal and foreign securities laws.

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Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act (collectively the “Rules”) require that the Firm adopt a code of ethics. The code must contain provisions reasonably necessary to prevent access persons (as defined therein) from engaging in any act, practice or course of business prohibited by the Rules. Accordingly, this Code has been adopted to ensure that those who have knowledge of portfolio transactions or other confidential Client information will not be able to act thereon to the disadvantage of the Firm’s Clients. This Code is also designed to meet certain records requirements under the Advisers Act, as amended. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to NSP and persons connected with the NSP.

You are required as a condition of employment to uphold all relevant securities laws. Policies and procedures throughout this Code as well as the NSP’s Compliance Manuals support this fundamental standard.

D.	Administration and Enforcement of the Code

D.1	Condition of Employment or Service

All staff shall conduct themselves at all times in the best interests of the Clients. Compliance with the Code and applicable federal securities laws shall be a condition of employment or continued affiliation with the Fund or NSP. Conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, reprimand, restriction on activities, personal fines, disgorgement, termination of employment or removal from office. All staff shall receive a copy of this Code and any amendments and shall certify annually, and with each update of this Code, that they have read and agree to comply with it in all respects and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code. The Certification of the Code is attached as Appendix D and the certification is completed annually within Sungard PTA.

In addition all Directors and the CCO must also certify they meet the more detailed ‘’Bad Actor’’ requirements of rule 506(d) of Regulation D under the Securities Act of 1933, to certify that they have not breached the rules and are not subject to any disqualifying event, the required certification is completed annually within Sungard PTA.

D.2	Training and Education

Procedures for informing staff about the Code will help to foster our shared values and avoid inadvertent violations. The Compliance and Legal Team will ensure that staff are sufficiently educated regarding the Code. All staff are required to read any applicable updates or materials. The Compliance and Legal Team will provide you with a copy of the Code which you will certify (i) within ten (10) days of first joining NSP, (ii) annually and (iii) whenever the Code is materially updated.

D.3	Reporting of Violations

Employee Reporting of Violations. Staff who become aware of any violation of the Code should contact their CCO, and the Legal Department. The Compliance and Legal Team will maintain records of all complaints and the actions taken to resolve them.

Any individual who wishes to report violations of the Code may choose to do so anonymously. Complaints submitted anonymously must be done either in writing or email, and may be submitted via email or alternately in a confidential envelope addressed to the CCO or GC.

All reports of violations will be investigated promptly and appropriately. Retaliation against an individual who reports any violation in good faith will not be tolerated and will at a minimum constitute a further violation of the Code.

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D.4	Record keeping

NSP shall maintain records, at its principal place of business, of the following:

1.	A copy of each Code in effect during the past five years;

2.	A list of all staff and Access Persons;

3.	A record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs;

4.

A copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports during the past five years after the end of the fiscal year in which the report is made or the information is provided;

5.	A copy of each certification of the Code made by any member of staff;

6.	For at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an Access Person’s purchase of securities in an IPO or a Limited Offering.

D.5	Enforcement and Exceptions to the Code

Enforcement. Responsibility for enforcing the Code lies primarily with the CCO. In his or her absence he or she or the GC may designate a Director of NSP to carry out any action or duty in this Code assigned to the CCO. The Compliance and Legal Team will review all material and information provided under the Code and determine if any violation of this Code has occurred. The CCO will take any action he or she deems necessary with respect to any person covered by this Code who violates any provision (other than a Disinterested Trustee), subject to the review, direction and supervision of the Board of Directors. The Board of Directors also shall have the authority to impose such additional requirements or restrictions as it determines necessary or appropriate. Reprimands for violations of the code are to be determined under the specific circumstance of each violation. The CCO and/or the Board of Directors may use the Violation Progression Guidelines (Attached as Appendix E) in determining an appropriate remedy.

Exceptions to the Code. The CCO (subject to review by the Board of Directors) shall have the authority to exempt any person or class of persons, or transaction or class of transactions, from any portion of this Code and to adopt interpretive positions with respect to any provision of this Code. Any such action shall be based on a good faith determination that (i) such exemption or interpretation is consistent with the fiduciary principles set forth in this Code and applicable federal laws; and (ii) the likelihood of any abuse of the Code as a result of such exemption or interpretation is remote.

D.6	Review and Amendments of the Code

At least annually, the CCO will review the adequacy of the Code and the effectiveness of its implementation. The Compliance and Legal Team will provide each member of staff with a copy of the Code (i) when they join NSP, (ii) annually and (iii) after any material changes.

E.	Questions about this Code

Questions regarding this Code should be addressed to the Compliance and Legal Team.

F.	Definitions of Terms Used

“Access Person” means (i) any partner, director, trustee or officer of NSP; (ii) any employee of NSP or an Associated Person of NSP who, in connection with his/her regular functions or duties, makes, participates in, or has access to non-public information regarding the holdings of any relevant fund or account for which NSP serves as an adviser or non-public information regarding the purchase or sale of Covered Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales or has access to such recommendations that are non-public; and (iii) any natural person in a control relationship to NSP who obtains information concerning recommendations made to the Clients with regard to the purchase or sale of Covered Securities by a Client

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“Adviser” means NS Partners Ltd.

“Associated Person” means any person who is not an employee of NSP but performs services on behalf of NSP and who is deemed to be an Access Person or Limited Access Person as determined by the Chief Compliance Officer.

“Beneficial Interest” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Access Person and Limited Access Person will be assumed to have a pecuniary interest, and therefore, beneficial interest in or ownership of, all securities held by the Access Person and Limited Access Person, in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership of the Access Person’s or Limited Access Person’s spouse, all minor children, all dependent adult children and adults sharing the same household with the Access Person or Limited Access Person (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner, corporations in which they are a controlling shareholder, except any investment company, mutual fund trust or similar entity registered under applicable U.S. or foreign law, or any other similar arrangement. The final determination of Beneficial Ownership is a question to be determined by the Compliance and Legal Team in light of the facts for each particular case. If in doubt, employees should consult with the CCO. Additional guidance on Beneficial Ownership can be found in Appendix F. Any questions an Access Person or Limited Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Compliance and Legal Team.

“Chief Compliance Officer” means, the Chief Compliance Officer of NS Partners Ltd designated by its Board of Directors or the person currently fulfilling the duties and functions of the office. Such duties may be delegated as in paragraph one of Section D.5.

“Client” means any investment advisory client of NSP.

“Compliance and Legal Team” shall mean the CCO and Compliance staff in the U.K. and the General Counsel; in Canada, and Compliance staff in Canada.

“Considering for purchase or sale” shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation of the portfolio manager to purchase or sell has been made or communicated under the Investment process and, with respect to the Investment Team member making the recommendation, when such Investment Team member seriously considers making such a recommendation.

“Covered Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, Fund Shares, except that it shall not include securities which are direct obligations of the government of the United States or the United Kingdom, shares issued by UK registered open-end investment companies other than the Fund, bankers’ acceptances, bank certificates of deposit or commercial paper and high quality short-term debt instruments, including repurchase agreements.

“Execution-Related Access Person” means an Access Person of NSP who may direct, or influence the decision to direct, the execution of portfolio transactions to brokers-dealers and other market intermediaries

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“General Counsel” means the General Counsel of Connor, Clark & Lunn FG or his or her designee

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

“Investment Personnel” means any employee of the Adviser (or any company in a control relationship to the Adviser) or any Associated Person, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client. Investment Personnel also includes any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to Clients regarding the purchase or sale of securities by Clients.

“Knowingly/Knows/Knew” means (i) actual knowledge or (ii) reason to believe but shall exclude institutional knowledge, where there is no affirmative conduct by the Employee to obtain such knowledge, for example, querying NSP’s trading system or Investment Personnel.

“Limited Offering” means an offering that is exempt from registration under Section 4(2) or Section 4(6) under the Securities Act of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act, as amended, and similar restricted offerings under comparable foreign law.

“Personal Benefit” includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever, except a benefit for a Client or NSP, as appropriate.

“US Access Persons and Execution- Related Access Persons” has the same definition as above but for US persons

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Appendices

Appendix A: Permission for IPO

Initial Public Offering Approval Request

Name (Please Print)

1.	Name of issuer: _________________________________________________________________________

2.	Type of security: ☐ Equity ☐ Fixed Income

3.	Planned date of transaction: ______________________________________________________________

4.	Size of offering:_________________________________________________________________________

5.	Number of shares to be purchased:_________________________________________________________

6.	What firm is making this IPO available to you?_________________________________________________

7.	Do you do business with this firm in connection with your job duties? _____________________________

8.	Do you believe this IPO is being made available to you in order to influence brokerage order flow for fund or client accounts? ________________________________________________________________

9.	Have you in the past received IPO allocations from this firm? ☐ Yes ☐ No

a.	If “yes”, please provide a list of all previously purchased IPO’s_________________________________

10.	To your knowledge, are other NS Partners Ltd personnel or clients involved? ☐ Yes ☐ No

If “yes”, please describe ______________________________________________________________

11.	Describe how you became aware of this investment opportunity: ______________________________________________________________________________________

I understand that approval, if granted, is based upon the information provided herein and I agree to observe any conditions imposed upon such approval.

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I represent that: (i) I have read and understand the Code of Ethics with respect to personal trading and recognize that I am subject thereto; (ii) that the above trade is in compliance with the Code; (iii) that to the best of my knowledge the above trade does not represent a conflict of interest, or an appearance of a conflict of interest, with any client or fund; and (iv) that I have no knowledge of any pending client orders in this security. Furthermore, I acknowledge that no action should be taken by me to effect the trade(s) listed above until I have received formal approval.

Signature		Date

Date Received:

Approved:		Disapproved:
	Name:		Name:
	Title:		Title:

Date:

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Appendix B: Permission for PPO

Private Placement Approval Request

(Attach a copy of the Private Placement Memorandum, Offering Memorandum or any other relevant documents)

Name (Please Print)

1.	Name of corporation, partnership or other entity (the “Organization”) ______________________________________________________________________________________

______________________________________________________________________________________

2.	Is the Organization: ☐ Public ☐ Private

3.	Type of security or fund: _________________________________________________________________

4.	Nature of participation (e.g., Stockholder, General Partner, Limited Partner). Indicate all applicable: ______________________________________________________________________________________

5.	Planned date of transaction: ______________________________________________________________

6.	Size of offering (if a fund, size of fund): ______________________________________________________

7.	Size of your participation: ________________________________________________________________

8.	Would the investment carry limited or unlimited liability? ☐ limited ☐ unlimited

9.	To your knowledge, are other NS Partners Ltd personnel or clients involved? ☐ Yes ☐ No If “yes”, please describe: ____________________________________________________

10.	Describe the business to be conducted by the Organization: ______________________________________________________________________________________

11.	If Organization is a fund:

12.	Describe investment objectives of the fund (e.g., value, growth, core or specialty) ______________________________________________________________________________________

13.	For portfolio managers:

Does a fund that you manage have an investment objective that would make this Private Placement an opportunity that should first be made available to a fund or client you manage money for?        ☐ Yes        ☐ No

If “yes”, please describe which client or fund:

14.	Will you participate in any investment decisions? ☐ Yes ☐ No

If “yes”, please describe:_________________________________________________________________

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_________________________________________________________________________________________________

15.	Describe how you become aware of this investment opportunity:

_________________________________________________________________________________________________

_________________________________________________________________________________________________

I understand that approval, if granted, is based upon the information provided herein and I agree to observe any conditions imposed upon such approval. I will notify the Compliance and Legal Team in writing if any aspect of the investment is proposed to be changed (e.g., investment focus, compensation, involvement in organization’s management) and I hereby acknowledge that such changes may require further approvals, or divestiture of the investment by me.

I represent (i) that I have read and understand the Code of Ethics with respect to personal trading and recognize that I am subject thereto; (ii) that the above trade is in compliance with the Code; (iii) that to the best of my knowledge the above trade does not represent a conflict of interest, or an appearance of a conflict of interest, with any client or fund; and (iv) that I have no knowledge of any pending client orders in this security. Furthermore, I acknowledge that no action should be taken by me to effect the trade(s) listed above until I have received formal approval.

Signature		Date

Date Received:

Approved:		Disapproved:
	Name:		Name:
	Title:		Title:

Date:

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Appendix C: Outside Business Activity

Outside Business Activity SunGard PTA Procedures

OUTSIDE BUSINESS ACTIVITIES

All employees who are registered, and those who anticipate becoming registered within the next year, are required to obtain pre-approval by the CCO and to report any Outside Business Activities (OBAs) to the firm.

Any staff, who have a Canadian Securities Registration must additionally record any volunteer / not for profit activity within the SunGard PTA system once approval has been given by the CCO. This includes any volunteer activity where you are in a position of power or influence, regardless of whether you are compensated for the activity

The following factors must be documented using the Outside Business Activity Disclosure on the firm’s SunGard PTA, and reported to our regulators via the National Registration Database:

A. Disclose any potential for confusion by clients and any potential for conflicts of interest arising from your multiple employment or business related activities or proposed business related activities;

B. Indicate whether or not any of your employers or organizations where you engage in business related or volunteer activities are listed on an exchange;

C. Confirm whether the firm has procedures for minimizing potential conflicts of interest and if so, confirm that you are aware of these procedures;

D. State the name of the person at your sponsoring firm who has reviewed and approved your multiple employment or business related activities

E. If you do not perceive any conflicts of interest from this employment, explain why.

Please note that we are obliged to report OBAs to the regulators within 10 days of the activity commencing, and within 10 days of ceasing to carry on the OBA. The OSC imposes late fees for any filings received later than 10 days from commencement or cessation of the OBA.

Within SunGard PTA your request for approval of an outside business activity will be:

___Denied as a real or apparent conflict of interest

___Approved on the following conditions:

You will notify the Compliance and Legal Team if any of the information provided changes;

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Appendix D: Acknowledgement and Certification

Acknowledgement and Certification

1.

I acknowledge that I have read the NS Partners Ltd Code of Ethics effective _______________________ (a copy of which has been made available to me and is readily accessible in electronic format) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

2.

I undertake to observe Part V of the Criminal Justice Act 1993, in its present form and as it may be amended or replaced in future, and the Personal Account Dealing Rules of NS Partners Limited (the Rules)

3.	I agree that this undertaking extends to any amendments or replacements to the Rules which are set out in writing and given to me.

4.	I undertake to procure that any person with whom I am connected, as defined in the Rules, will comply with the Rules.

5.

I further agree that this undertaking shall form part of my contract of employment or partnership agreement and that any breach of this undertaking will entitle my employer inter alia, to terminate that contract without notice.

Signature	Date
Print Name:

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Appendix E: Violation Progression Guidelines

Board

Personal Trading Violation Progression Guidelines

Introduction:

When a member of staff violates the Code of Ethics (the “Code”) for NS Partners Ltd (NSP) the violation often is done in error, without the intent to harm any Client or, to deceive or to hide the individual’s personal trading activity. Such violations may be considered to be “administrative violations.” For example:

(i)	late reporting of quarterly and/or holdings reports may generally be considered administrative if not habitual;

(ii)	failure to pre-clear, which is determined by the Chief Compliance Officer CCO, subject to review by the Board, to be unintentional and not habitual may also be considered an administrative violation.

Intentional violations of the Code are much more serious and would be considered material. The CCO, subject to review by the Board, will determine whether a violation is administrative or material and whether an incident or incidents constitutes one or more violation(s). NSP will consider appropriate responses to both types of violations important to the regulatory well-being of its organization.

Under the Code, the CCO must respond to each violation, subject to the review, direction and supervision of the Board. The response should be designed to take appropriate corrective action for each violation that demonstrates NSP’s commitment to effective enforcement of the Code.

The following general guidelines are intended to ensure that NSP is consistent and fair in addressing violations under the Code. Every violation of the Code is unique. However, some violations, such as late reporting and failure to pre-clear a Covered Security, may occur more often. The following progression provides guidelines to assist the Chief Compliance Officer in determining a reasonable course of action for more common violations.

The CCO will generally impose consequences for violations based on these guidelines; however, subject to the review and approval of the Board, the CCO may deviate from these guidelines based upon the circumstances of individual violations. All violation consequences will be reviewed by the Board at quarterly meetings to ensure appropriate actions are being taken. Individuals subject to disciplinary action under these guidelines may also seek review by the Board.

Guidelines:

Note that violations from late reporting and failure to pre-clear a covered Security may be treated separately under these guidelines, for example, the first time an individual completes a reporting requirement late may be treated as a “First Administrative Violation” even if the individual had previously violated the code in other ways.

First Administrative Violation:

•	Inform the individual of the violation and confirm that pertinent information is documented.

•	Document a discussion with the individual of the issue, relevant portions of the Code, and the consequences of future violations.

•	The individual re-attests to their knowledge of the Code.

•	Determine whether, based on circumstances, it is appropriate to: reverse the trade in question and/or fine the individual.

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Second Administrative Violation:

•	Inform the individual of the violation and confirm that pertinent information is documented.

•	Document a discussion with the individual of the issue, relevant portions of the Code, and the consequences of future violations.

•	The individual re-attests to their knowledge of the Code.

•	Send a letter of reprimand to the individual’s employment file and report the incident to individual’s manager for supervisory purposes.

•	Determine whether, based on circumstances, it is appropriate to: reverse the trade in question; and/or fine the individual.

Third or More Administrative Violations:

•	Inform the individual of the violation and confirm that pertinent information is documented.

•	Document a discussion with the individual of the issue, relevant portions of the Code, and the consequences of future violations.

•	The individual re-attests to their knowledge of the Code.

•	Send a letter of reprimand to the individual’s employment file and report the incident to individual’s manager for supervisory purposes.

•	Determine whether, based on circumstances, it is appropriate to: reverse the trade in question; and/or fine the individual.

Material Violations:

If any violation is material, then it will be discussed with the person’s manager and reported to the Board of NS Partners Ltd. Termination of employment may be discussed with NSP’s Executive Management.

Additional Notes:

•	Fines will be paid to NSP who will then forward the money to a legitimate charity.

•	Violations by spouses and those living in the same household who are covered by the Code will be treated as violations caused by the Access Person or Limited Access Person employed by NSP.

•	Information related to front running and insider-trading will be considered to determine the severity of each violation consequence.

•

To the extent an employee fails to pre-clear and then profits from a trade that would not have received permission to deal, then the employee will be required to disgorge the profits, which will then be forwarded by the employee or NSP to a legitimate charity.

Appendix F: Guidance On Beneficial Ownership

For a final determination of whether you have Beneficial Ownership in a covered Security please see your CCO. However, the following examples are offered as guidance:

1.	Securities Held By Family Members

a)	Example 1-A:

X and Y are married. Although Y has an independent source of income from a family inheritance and segregates her funds from those of her husbands, Y contributes to the maintenance of the family home. X and Y have engaged in joint estate planning and have the same financial adviser. Since X and Y’s resources are clearly significantly directed towards their common property, they will be deemed to be beneficial owners of each other’s securities.

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b)	Example 1-B:

X and Y are divorced. They do not live together. Neither party contributes to the support of the other. X has no control over the financial affairs of his wife. Neither X nor Y is a beneficial owner of the other’s securities.

c)	Example 1-C:

X’s mother A lives alone and is financially independent. X has power of attorney over his mother’s estate, pays all her bills and manages her investment affairs. X borrows freely from A without being required to pay back funds with interest, if at all. X takes out personal loans from A’s bank in A’s name, the interest from such loans being paid from A’s account. X is a significant heir of A’s estate. X is a beneficial owner of A’s securities.

2.	Securities Held by a Company

a)	Example 2-A:

O is a holding company with 5 shareholders. X owns 30% of the shares of the company. Although O does no business on its own, it has several wholly-owned subsidiaries which do. X has beneficial interest in the securities owned by O.

3.	Securities Held in Trust

a)	Example 3-A:

X is trustee of a trust created for his two minor children. When both of X’s children reach 21, each will receive an equal share of the corpus of the trust. X is a beneficial owner of the securities in the trust.

b)	Example 3-B:

X is trustee of an irrevocable trust for his daughter. X is a director of the issuer of the equity securities held by the trust. The daughter is entitled to the income of the trust until she is 25 years old, and is then entitled to the corpus. If the daughter dies before reaching 25, X is entitled to the corpus. X should report the holdings and transactions of the trust as his own.

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Appendix G: NSP gifts and entertainment form

Gift Form

Recipient:

Date benefit received / of event:

Donor:

Relationship:

Nature of gift or event:

Face value of gift or political contribution or event:

Were you the recipient of any other benefit from this donor within the past twelve months? Yes / No If YES, explain.

Signature of recipient:	Date:

Compliance sign-off provided by:

Signature:	Date:

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Appendix H: PA dealing matrix

Pre Clearance required?	On or off exchange trading	Taking up rights	Exercising conversion rights	Exercising subscription rights	Exercising an option	Investment subject to take-over or tender offers	Spread- betting	Discretionary managed	Funds Managed by NSP/NSP LLP
ADRs / GDRs	✓	✓	✓	✓	✓	✓	✓	×	N/A
Corporate Bonds	✓	✓	✓	✓	✓	✓	✓	×	N/A
CDs	✓	✓	✓	✓	✓	✓	✓	×	N/A
Contracts for Difference	✓	✓	✓	✓	✓	✓	✓	×	N/A
Debenture Stock	✓	✓	✓	✓	✓	✓	✓	×	N/A
Derivatives	✓	✓	✓	✓	✓	✓	✓	×	N/A
Investment Trusts	✓	✓	✓	✓	✓	✓	✓	×	N/A
Loan Stock	✓	✓	✓	✓	✓	×	✓	×	N/A
OEICs (incl OEIC ISA)	×	×	×	×	×	×	×	×	N/A
Options	✓	✓	✓	✓	✓	✓	✓	×	N/A
Shares (Equities)	✓	✓	✓	✓	✓	✓	✓	×	N/A
Unit Trusts / AIF’s / ETF’s	×	×	×	×	×	×	×	×	×
Warrants	✓	✓	✓	✓	✓	✓	✓	×	N/A
US Mutual Funds	×	×	×	×	×	×	×	×	N/A

✓ = Pre-clearance required                 × = Preclearance not required

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Appendix I: 407 Letter

On Letterhead

[Date]

Broker Name

Broker Address

Re: Request for Duplicate Trade Confirmations and Account Statements for [Supervised Person’s Name and if available account number].

To Whom It May Concern:

[Supervised Person’s name] is a “Supervised Person” of NS Partners Ltd as that term is defined in our Code of Ethics. As such She /he (and certain members of her/his household, if applicable) is/are subject to our Code of Ethics, which requires that trade confirmations and duplicate brokerage statements be sent to us. Please send documentation for all accounts, including account number _____________. Confirmations and duplicate statements should be sent to the attention of Anna Kirk at NS Partners Ltd, Southwest House 11a Regent Street St James London SW1Y 4LR or provided electronically to CC&L FG. .

Please feel free to call me at +44 203 535 8111 if you have any questions or require further information.

Sincerely,

[Anna Kirk] Chief Compliance Officer NS Partners Ltd	[Supervised Person’s Name] [Supervised Person’s title]

Appendix J: Hargreaves Lansdown Authorisation

An electronic feed has been established with Hargreaves Lansdown. In order to provide access to the electronic feed, staff should log in using their HL credentials via the link below and complete the online declaration. If a staff member has multiple associated client numbers, the consent would need to be completed separately on each client number.

https://www.hl.co.uk/compliancereporting?id=168

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